Exhibit 99.1

Harley-Davidson Motorcycle Trust 2004-2

Annual Servicer Statement

As of December 31, 2004

Distribution Date	A-1 Notes Monthly Principal *	A-1 Notes Monthly Interest-2.18%	A-2 Notes Monthly Principal*	A-2 Notes Monthly Interest-3.56%	B Notes Monthly Principal *	B Notes Monthly Interest-2.96%	Ending Principal Balance	Servicer Fees 1.00%	Trustee Fees 0.00200%	Shortfalls

January-04	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
February-04	—	—	—	—	—	—	—	—	—	—
March-04	—	—	—	—	—	—	—	—	—	—
April-04	—	—	—	—	—	—	—	—	—	—
May-04	—	—	—	—	—	—	—	—	—	—
June-04	8,057,393.11	399,424.44	—	342,223.79	468,948.81	48,125.49	617,473,658.08	323,533.62	1,043.33	—
July-04	14,225,295.51	690,229.07	—	603,924.33	827,927.20	83,770.59	602,420,435.37	316,428.34	1,029.12	—
August-04	17,922,565.96	664,386.45	—	603,924.33	1,043,112.30	81,728.37	583,454,757.11	502,017.03	1,004.03	—
September-04	15,392,790.37	631,827.12	—	603,924.33	895,876.69	79,155.36	567,166,090.05	486,212.30	972.42	—
October-04	15,079,126.46	603,863.55	—	603,924.33	877,621.12	76,945.53	551,209,342.47	472,638.41	945.28	—
November-04	15,171,979.73	576,469.81	—	603,924.33	883,025.28	74,780.73	535,154,337.46	459,341.12	918.68	—
December-04	14,775,238.11	548,907.38	—	603,924.33	859,934.49	72,602.61	519,519,164.86	445,961.95	891.92	—

Totals	$100,624,389.25	$4,115,107.82	$—	$3,965,769.77	$5,856,445.89	$517,108.68		$3,006,132.77	$6,804.78	$—

* Principal payments are allocated 94.5% to the Class A notes and 5.5% to the Class B notes.